Ex-g3

SECOND AMENDMENT TO THE INVESTMENT ADVISORY AGREEMENT

THIS SECOND AMENDMENT (this “Amendment”) effective as of the 14th of May, 2025 (the “Effective Date”), by and between ACAP Strategic Fund, a Delaware statutory trust (the “Fund”) and SilverBay Capital Management LLC, a Delaware limited liability company (the “Investment Adviser”), hereby amends the Investment Advisory Agreement effective as of December 8, 2009 between the Fund and the Investment Adviser (the “Investment Advisory Agreement”), as amended by that certain Amendment No. 1 to the Investment Advisory Agreement effective as of December 18, 2014 (the “First Amendment” and collectively with the Investment Advisory Agreement, the “Agreement”). Any Terms of the Agreement not varied herein shall remain in full force and effect.

WITNESSETH:

WHEREAS, the Fund and the Investment Adviser are parties to the Agreement; and

WHEREAS, the Fund and the Investment Adviser desire to amend the Agreement to clarify the manner in which the management fee is calculated, as hereinafter more particularly set forth, as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Fund and the Investment Adviser, intending legally to be bound, hereby agree that the Agreement shall be amended as follows, effective as of the Effective Date:

Section 7(b) of the Agreement shall be superseded and replaced in its entirety with the following language:

The Management Fee shall be paid monthly and computed daily at the annualized rate of 1.50% of the Fund’s Net Assets (as of the beginning of each day), as defined in Section 7(e) below. The Management Fee is due and payable in arrears within five business days after the end of each month. The Management Fee is accrued daily as an expense to be paid out of the Fund’s assets and will have the effect of reducing the net asset value of the Fund. In the event that this Agreement becomes effective after the first day of a month or terminates prior to the last day of the month, the Management Fees accrued each day of such month in which this Agreement was in effect shall be paid to the Investment Adviser within 5 business days following the end of such month.

Except as hereby amended, the terms and provisions of the Agreement shall remain in full force and effect.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties agree to the Terms set forth above and have caused this Amendment to be duly executed as of the Effective Date.

ACAP STRATEGIC FUND

By:	/s/ Gregory D. Jakubowsky

Name:	Gregory D. Jakubowsky

Title:	President and Principal Executive Officer

SILVERBAY CAPITAL MANAGEMENT LLC

By:	/s/ Jennifer Shufro

Name:	Jennifer Shufro

Title:	Chief Compliance Officer

[Signature Page – Second Amendment to the Investment Advisory Agreement]